Exhibit 10.2

AMENDED AND RESTATED LAND LEASE

THIS AMENDED AND RESTATED LAND LEASE (this “Lease”) is entered into as of the 14th day of October, 2016 (“Effective Date”), between THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT, a federally recognized Indian tribe (as lessor or landlord under this Lease being hereinafter referred to as the “Tribe”), and the MOHEGAN TRIBAL GAMING AUTHORITY, an instrumentality of the Tribe (as lessee or tenant under this Lease being hereinafter referred to as the “Authority”).

RECITALS:

A. The Tribe is the beneficial owner of land located in the State of Connecticut which is owned by the United States of America in trust for the benefit of the Tribe pursuant to the Tribe’s recognized powers of self-government and the statutes and ordinances of the Tribe (the “Land”).

B. The Tribe, as lessor, and the Authority, as lessee, entered into that certain Land Lease dated September 29, 1995, as amended by that certain Amendment dated September 29, 1995, that certain Amendment dated February 18, 1999, that certain Amendment dated March 6, 2007, and that certain Amendment dated as of February 27, 2015, all of which were approved by the Secretary of the Interior pursuant to 25 U.S.C. § 415 (the “Existing Land Lease”).

C. The Tribe adopted Chapter 7, Article VII of the Mohegan Tribe of Indians Code, entitled “Business Lease Ordinance” (the “Tribal Ordinance”), pursuant to the Helping Expedite and Advance Responsible Tribal Homeownership (HEARTH) Act. Among other things, the HEARTH Act amended 25 U.S.C. § 415, which generally requires the United States Secretary of the Interior to approve leases of all land held by the United States in trust for an Indian tribe. However, under the HEARTH Act, Indian tribes are permitted to approve such leases without approval by the Secretary of the Interior in accordance with regulations of the Tribe reviewed and approved by the Bureau of Indian Affairs (“BIA”). The Tribal Ordinance was reviewed by the BIA and approved by the BIA on April 8, 2014. This Lease constitutes a “Business Lease” within the meaning of the Tribal Ordinance and, after due application by the Authority as required by the Tribal Ordinance, has been duly approved by the Tribe in accordance with the Tribal Ordinance. All environmental review requirements contained in Section 7-256 of the Tribal Ordinance have been satisfied with respect to this Lease because the use of the Premises, as hereafter defined, including the Improvements, as hereafter defined, are exempt from the environmental review process described therein, including the need for the Tribe to prepare an environmental impact report, because (i) the leasing decision, by its nature, does not affect the environment since no physical disturbances to the Premises, as hereafter defined, are expected, and (ii) the use of the Premises, as hereafter defined, and the Improvements, as hereafter defined, contemplated by this Lease were the subject of a completed federal environmental review under federal law (i.e. the Mohegan Destination Resort as described in the Final Environmental Assessment Mohegan Destination Resort dated September 11, 1995) and, as to a small portion of the Premises adjacent to Sandy Desert Road, the subject of an Environmental Site Assessment prepared in accordance with federal law and signed on December 14, 2014 and re-issued September 8, 2015.

D. The Tribe and the Authority desire to enter into this Lease to amend and restate in its entirety the Existing Land Lease. This Lease is being entered into pursuant to and in accordance with the provisions of the Tribal Ordinance and in furtherance of the Indian Gaming Regulatory Act, 25 U.S.C. § 2701 et seq. This Lease is being entered into pursuant to the authority contained in Article IX, Section 2 and Article XIII, Section 1 of the Tribe’s Constitution and Ordinance No. 95 -7/15-1 of the Tribal Council and in reliance on the provisions of Article XIII, Section 3 of the Tribe’s Constitution, for the purpose of enabling the Authority to obtain financing from time to time by the issuance of certain debt instruments to be secured by a leasehold mortgage on the Premises, as hereinafter defined, thereby permitting the Authority to construct, equip and operate a gaming facility, resort, hotel and other related developments (the “Project”), which will promote the economic development and general welfare of the Tribe.

NOW, THEREFORE, in consideration of the covenants and agreements of the parties contained in this Lease, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Tribe and the Authority agree as follows:

1. Premises. The Tribe, in consideration of the rents reserved and the terms, conditions, covenants and agreements herein contained, hereby leases to the Authority, and the Authority hereby hires from the Tribe, the land located on the Mohegan Reservation in the County of New London, and State of Connecticut, described on Exhibit A and depicted on Exhibit B attached to this Lease, together with all rights which apply to and/or benefit the land, whether now or hereafter acquired, including all rights, privileges, tenements, licenses, hereditaments, rights-of-way, easements, utility use, appendages and appurtenances appertaining thereto, all betterments, additions, alterations, substitutions, replacements and revisions thereof and thereto, and all proceeds and products of the foregoing, but subject to all rights-of-way, easements, restrictions and encumbrances of record, and the Improvements (as such term is defined in Section 18 hereof) (collectively, the “Premises”). By entering into this Lease, the Authority accepts the Premises in the condition they are in as of the date of this Lease, as is, without warranty or representation of any kind as to the condition or quality of the Premises. The Authority represents that the Premises, the improvements thereon, subsurface conditions, and the present uses and non-uses thereof, have been examined by the Authority, and the Authority accepts the same, without recourse to the Tribe except as expressly provided in this Lease, in the condition and state in which they or any of them now are, without representation or warranty, express or implied in fact or by law, as to the nature, condition or usability thereof or as to the use or uses to which the Premises or any part thereof may be put (except as set forth in this Lease) or as to the prospective income from, and expenses of operation of, the Premises. The Tribe warrants that the Project constitutes a permitted use of the Premises under the laws of the Tribe.

The Premises are leased together with and subject to the following:

(a)	The non-exclusive right of the Authority to construct, install, maintain, repair, replace, use and operate, in, on, over and across the Premises and any adjoining lands now or hereafter owned by, or in trust for, the Tribe, including any portion of the Premises as to which this Lease is terminated by the Tribe in accordance with Section 2(d) hereof, such roads as may be required for reasonable access to and from the Premises. The Authority shall construct and maintain at all times during the term of this Lease one or more paved roads providing such access to and from the Premises as may be reasonably required in order for the Authority to operate the Premises for its intended purposes.

(b)	The non-exclusive right of the Authority to acquire, construct, install, maintain, repair, replace, use and operate, in, on, over and across the Premises and any adjoining lands now or hereafter owned by, or in trust for, the Tribe, including any portion of the Premises as to which this Lease is terminated by the Tribe in accordance with Section 2(d) hereof, such electric power, water, sanitary and storm sewer, and other utilities lines serving the Premises as may be reasonably required in order for the Authority to operate the Premises for its intended purposes, subject to the approval of the Secretary, to the extent required by law, provided that such utilities lines shall be located, designed and constructed in accordance with plans approved in advance by the Tribe, which approval shall not be unreasonably withheld or delayed.

2. Rights Reserved to the Tribe. In addition to any other rights of the Tribe, the Tribe reserves the following rights with respect to the Premises:

(a)	The non-exclusive right to use and operate, in, on, over and across the Premises, the access roads on the Premises, together with the right to construct, install, maintain, repair, replace, use and operate drives, rights-of-way, and/or roadways on the Premises connecting to such access roads to serve any property which may now or hereafter be owned by, or in trust for, the Tribe, including any portion of the Premises as to which this Lease is terminated by the Tribe in accordance with Section 2(d) hereof, so long as none of the foregoing rights of the Tribe unreasonably interfere with the intended uses of the Premises by the Authority.

(b)	The non-exclusive right to use and operate, in, on, over and across the Premises, the utilities lines serving the Premises to serve any property which may now or hereafter be owned by, or in trust for, the Tribe, including any portion of the Premises as to which this Lease is terminated by the Tribe in accordance with Section 2(d) hereof, together with the nonexclusive right to construct, install, maintain, repair, replace, use and operate, in, on, over and across the Premises, such electric power, water, sanitary and storm sewer, and other utilities serving such other property of the Tribe as may be reasonably required in connection with the development of such lands by the Tribe, provided that such utilities shall be located, designed and constructed so as to avoid unreasonable interference with the Authority’s use of the Premises for its intended purposes as set forth in this Lease, and provided that the Tribe promptly restores any portion of the Premises disturbed by the construction of such utilities.

(c)	The right, at any reasonable times during the term of this Lease, and with reasonable notice to the Authority, or, at any time in the event of an emergency, to enter upon the Premises, to inspect the same and any improvements erected and placed thereon, and all activities occurring thereon, so long as such inspection does not unreasonably interfere with the Authority’s operations on and uses of the Premises as permitted by this Lease, and, at the Tribe’s option, to perform any obligations of the Authority hereunder if the Authority fails to do so after reasonable prior notice to the Authority and all Permitted Mortgagees, as hereinafter defined, in accordance with this Lease.

(d)	The right, subject to the provisions and limitations of any Permitted Mortgage, to terminate this Lease as to any portion of the Premises, provided that such released portion shall not be used to conduct any gaming operations. Upon any such termination, all other terms and provisions in the Lease shall remain in full force and effect. The Tribe and the Authority shall execute an amendment to this Lease to evidence the portion of the Premises which shall remain subject to this Lease.

(e)	The right to grant utility and access easements to others over, under and across the Premises, provided that same do not unreasonably interfere with the Authority’s use of the Premises for its intended purposes as set forth in this Lease.

3. Term of Lease. The term of this Lease shall be twenty-five (25) years, commencing on the Effective Date. Provided that no Event of Default has occurred and is continuing at the time of exercise of the rights provided in this Section 3, the Authority shall have the option to extend the term of this Lease for one (1) additional twenty-five (25) year period, commencing upon the expiration of the initial term, by giving written notice thereof to the Tribe no more than two (2) years nor less than one (1) year prior to the expiration of the initial term. If the Authority exercises its option to extend, then all of the terms and conditions of this Lease shall remain in effect throughout such extension period, except that the Authority shall have no further option to extend this Lease beyond the end of such extension period. References to the “term of this Lease” or “Lease term” shall mean the initial term and, if the Authority exercises the option to extend in accordance with this Lease, the extension period.

4. Rent. The Authority is an instrumentality of the Tribe and the Tribal government. The construction and operation of the Project by the Authority, on behalf of the Tribe, constitutes a public purpose of the Tribe. Pursuant to Section 7-252(g)(1)(D) of the Tribal Ordinance, the Tribe has the authority to lease tribal land at a nominal rental to instrumentalities of the Tribe.

In consideration of the possession, use and occupancy of the Premises as set forth herein, the Authority and its successors and assigns shall pay, in addition to payments of all taxes and other expenses set forth in Section 15 of this Lease and all other obligations provided for hereunder, annual rent (“Annual Rent”) to the Tribe as follows:

(a)	During any period when the Mohegan Tribal Gaming Authority or another agency or instrumentality of the Tribe is the tenant under this Lease, the Annual Rent shall be $1.00 per year, payable in advance on the first day of the Lease term and on each anniversary thereof.

(b)	During any period when any party other than the Mohegan Tribal Gaming Authority or another agency or instrumentality of the Tribe is the tenant under this Lease, the Annual Rent shall be equal to eight percent (8%) of the tenant’s Gross Revenues from the Premises, payable in arrears on the twenty-fifth (25th) day of each calendar month for the prior calendar month in monthly installments, based on the Gross Revenues for the prior calendar month. For purposes of this paragraph (b), “Gross Revenues” shall mean gross revenues of the tenant from all sources in connection with its operations at the Premises.

Within 90 days after the end of each calendar year, an adjustment shall be made, as necessary, so that the total Annual Rent paid by the tenant for the preceding calendar year will be equal to the above percentage of Gross Revenues for such calendar year.

The Tribe has determined that the amount and timing of Annual Rent is in the best interest of the Tribe pursuant to Section 7-252(j) of the Tribal Ordinance and the time of such payment satisfies the requirements of Section 7-252(g)(3) of the Tribal Ordinance.

5. Use of Premises. The Authority shall use the Premises solely for the construction and operation of the Project and for no other purpose unless approved in advance by the Tribe in writing; provided, however, that following foreclosure of any Mortgage on the Authority’s interest in this Lease, or any transfer of such interest in lieu of foreclosure to the holder of any such Mortgage, the Premises may be used for any lawful purpose, subject to applicable building, zoning and other governmental regulations, EXCEPT THAT IN NO EVENT SHALL ANY NON-INDIAN PERMITTED MORTGAGEE OR TRANSFEREE OF THE LEASEHOLD ESTATE CREATED BY THIS LEASE CONDUCT GAMING OPERATIONS ON THE PREMISES.

6. Permitted Mortgages Only. The Authority shall not mortgage, pledge, or encumber the leasehold estate created by this Lease or any portion thereof or interest therein except through a Permitted Mortgage. For purposes of this Lease, a “Permitted Mortgage” shall be, and a “Permitted Mortgagee” shall be the holder of, (i) that certain Open-End Leasehold Mortgage Deed, Assignment of Leases and Rents and Security Agreement dated as of October     , 2016 between the Authority, as Mortgagor, and Citizens, N.A., as Administrative Agent, as Mortgagee, securing, among other things, the obligations of the Authority under those certain loans in the aggregate principal amount of up to $1,400,000,000 under that certain Credit Agreement dated as of October     , 2016 among the Authority, as Borrower, the Tribe, for the limited purposes therein, the lenders from time to time party thereto and Mortgagee, as Administrative Agent, or (ii) a mortgage:

(a)	which shall provide, among other things, that in the event of default in any of the mortgagor’s obligations thereunder, the Permitted Mortgagee shall provide written notice to the Tribe of such fact and the Tribe shall have the right (but not the obligation) within 60 days after its receipt of such notice (or if such default cannot with diligence be cured within such 60 day period, within a reasonable time thereafter provided that the Tribe proceeds promptly to cure the same and thereafter prosecutes the curing of such default with diligence), to cure such default in the Authority’s name and on the Authority’s behalf, provided that current payments due the holder during such 60 day period (or such lesser time as may have been required to cure such default) are made to the holder, and shall further provide that so long as said current payments due are paid to the holder as required under the Permitted Mortgage, said holder shall not have the right, unless such default shall not have been cured within such time, to accelerate the debt secured by such Permitted Mortgage or to foreclose under the Permitted Mortgage on account of such default;

(b)	which shall provide, among other things, that after the expiration of such cure period, if the Permitted Mortgagee intends to foreclose under the Permitted Mortgage, the Permitted Mortgagee shall first notify the Tribe of its intention to do so and the Tribe shall have the right, but not the obligation upon notifying the Permitted Mortgagee within sixty (60) days of receipt of said notice from the Permitted Mortgagee, to purchase the debt and all of the instruments securing the debt for the amount of the outstanding indebtedness (including interest, principal, premiums and make-whole obligations in respect thereof), together with all reasonable costs and expenses due to the Permitted Mortgagee in accordance with such instruments, provided that such purchase must be consummated and payment made in full within ninety (90) days after the Permitted Mortgagee gives notice of its intent to foreclose, or the Tribe shall be deemed to have waived its right to purchase; and

(c)	which shall provide that such Permitted Mortgage is and shall be subject and subordinate to any and all access and utility easements granted by the Tribe pursuant to Section 2 of this Lease.

Any Permitted Mortgagee shall have, without the requirement of consent by the Tribe, the right, but not the obligation, to enforce and preserve such Permitted Mortgagee’s rights under any Permitted Mortgage and any other agreement entered into in connection therewith.

7. Amendment of Lease. Any material amendments to this Lease shall be subject to the prior written approval of each Permitted Mortgagee, which approval shall not be unreasonably withheld or delayed. For purposes of this Lease, “material” amendments shall mean any amendment which effects changes in rent, the term of the Lease, a termination of Lease and any other amendments likely to adversely affect the value of the Premises and other collateral under a Permitted Mortgage or the rights and remedies of the Permitted Mortgagee or which would increase the obligations of the Permitted Mortgagee if the Permitted Mortgagee were to foreclose its Permitted Mortgage. The Authority and Tribe shall execute such further amendments to this Lease, as may be reasonably required by a Permitted Mortgagee or prospective Mortgagee to carry out the provisions of this Lease. So long as any indebtedness or other obligation secured by said Permitted Mortgage shall remain unsatisfied and not fully discharged, the Tribe shall not without the prior written consent of said Permitted Mortgagee being first had and obtained (a) accept any surrender of the Premises or any portion thereof or termination of this Lease, whether voluntary or involuntary or upon a failure of any condition under this Lease, or (b) exercise or accept the exercise of any option or right of the Authority to terminate this Lease or to purchase the Tribe’s reversionary interest hereunder. The provisions of this paragraph shall not prevent the Tribe from exercising its rights and remedies provided in this Lease or by law upon the occurrence of an Event of Default, subject to the rights of any Permitted Mortgagee as provided elsewhere in this Lease.

8. Consent to Acquisition of Leasehold Interest by Permitted Mortgagee: Subsequent Assignment and Subletting. The Tribe hereby consents to the assignment and transfer by the Authority of its interest in this Lease to any Permitted Mortgagee, either through foreclosure of the Permitted Mortgage or by a transfer in lieu of foreclosure, or by exercise of any other right or remedy granted by the applicable Permitted Mortgage, or to any purchaser at a foreclosure or other sale. After an event of default under the applicable Permitted Mortgage, if the Permitted

Mortgagee succeeds to the Authority’s interest under this Lease through foreclosure or transfer in lieu of foreclosure or otherwise, as provided above, then such Permitted Mortgagee shall have the right to assign this Lease or sublet the Premises from time to time, in whole or in part, without obtaining the consent of the Tribe. Any such assignee shall assume in writing all of the Authority’s obligations under this Lease and shall have the rights of, and be substituted for, the Authority. Upon any such assumption by a subsequent assignee, the Permitted Mortgagee shall be automatically released from all liability, if any, hereunder. Following the occurrence of an event of default under any Permitted Mortgage, and prior to any foreclosure, transfer in lieu of foreclosure or other disposition of the Authority’s interest in this Lease, the Permitted Mortgagee shall have the right, to the extent provided in the Permitted Mortgage and upon giving written notice thereof to the Tribe, to take possession of and sublease all or any part of the Premises on such terms as the Permitted Mortgagee may deem reasonable for the account of the Authority, and to exercise, in the name of the Authority, any and all other rights or privileges granted to the Authority pursuant to this Lease. In the event the Permitted Mortgagee, in the liquidation of its Permitted Mortgage, should acquire and sell the leasehold interest in this Lease and take a Permitted Mortgage to secure part or all of the sale price the provisions of this Lease shall apply to such Permitted Mortgage.

Nothing herein shall permit the Permitted Mortgagee or any assignee, sublessee, purchaser, or transferee of the Permitted Mortgagee to transfer any interest in this Lease or its leasehold interest in the Premises to any person or entity engaged by the Tribe or the Authority to manage a gaming enterprise under the provisions of the Indian Gaming Regulatory Act, 25 U.S.C. §§2701 et seq.

9. Permitted Mortgagee’s Right to Cure Defaults. Any Permitted Mortgagee shall have the right, but not the obligation, without requirement of consent by the Tribe to:

(a)	cure any default under this Lease within any applicable cure period, and to timely perform any obligation required hereunder, and any such cure or performance by Permitted Mortgagee shall be effective as if the same had been undertaken and performed by the Authority; and

(b)	acquire and convey, assign, transfer and exercise any right, remedy or privilege granted to the Authority by this Lease or otherwise by law, subject to the provisions, if any, in said Permitted Mortgage limiting any exercise of any such right, remedy or privilege; and

(c)	rely upon and enforce any provisions of this Lease to the extent that such provisions are for the benefit of a Permitted Mortgagee.

In addition to the rights set forth in Section 9(a) - (c), in the event of default in any of the Authority’s obligations hereunder, the Tribe shall provide written notice to the Permitted Mortgagee of such fact and the Permitted Mortgagee shall have the right (but not the obligation) within sixty (60) days after its receipt of such notice (or if such default cannot with diligence be cured within such sixty (60) day period, within a reasonable time thereafter provided that the Permitted Mortgagee proceeds promptly to cure the same and thereafter prosecutes the curing of such default with diligence), to cure such default in the Authority’s name and on the Authority’s behalf, provided that current payments due the Tribe during such sixty (60) day period (or such lesser time as may have been required to cure such default) are made to the Tribe.

Notwithstanding anything to the contrary contained in this Lease, so long as any indebtedness or other obligation secured by a Permitted Mortgage shall remain unsatisfied and not fully discharged, upon the occurrence of an Event of Default by the Authority hereunder, the Tribe shall not (i) terminate this Lease nor the Authority’s right of possession of the Premises; (ii) exercise any right of reentry provided in this Lease or otherwise by law; (iii) take possession of and/or relet the Premises or any portion thereof or (iv) enforce any other right or remedy which may affect the rights of any Permitted Mortgagee under the applicable Permitted Mortgage unless (A) the default consists of the Authority’s failure to pay any sum of money expressly required to be paid by the Authority pursuant to this Lease (a “Monetary Default”), and (B) such Permitted Mortgagee has failed to cure the Authority’s Monetary Default pursuant to this Lease; provided, however, that upon expiration of the term of this Lease, including any option period, the Tribe shall have the right to reenter and take possession of the Premises.

A Permitted Mortgagee shall not, as a condition to the exercise of its rights hereunder, be required to assume personal liability for the payment and performance of the obligations of the Authority hereunder. Any such payment or performance or other act by a Permitted Mortgagee hereunder shall not be construed as an agreement by such Permitted Mortgagee to assume such personal liability except to the extent such Permitted Mortgagee actually becomes the lessee hereunder; provided, however, that in the event the Permitted Mortgagee transfers the leasehold estate to a purchaser of the same any such transferee shall be required to enter into a written agreement assuming such personal liability and upon any such assumption the Permitted Mortgagee shall automatically be released from personal liability hereunder.

10. Assignments and Subletting. Except as otherwise provided in this Lease and subject to any restrictions of the Authority in a Permitted Mortgage, the Authority shall not assign, pledge, encumber, hypothecate or transfer all or any part of the Authority’s interest in this Lease, whether voluntarily or involuntarily, by operation of law or otherwise, and shall not sublease all or any portion of the Premises, without the prior written consent of the Tribe, which consent shall not be unreasonably withheld or delayed. The Authority may, without obtaining the consent of the Tribe, sublease all or any portion of the Premises to any entity directly or indirectly owned or controlled by the Tribe.

11. Compliance with Law. The Authority shall not use or cause or permit to be used any part of the Premises for any conduct or purpose which constitutes a nuisance or waste of the Premises or which violates any applicable law, regulation, code or ordinance, or any order of any court or governmental authority having jurisdiction over the Premises. The Authority shall promptly comply, at its expense, with all laws, regulations, codes, ordinances and governmental requirements relating to or affecting the Premises or the Authority’s use or occupancy thereof.

All applicable Tribal licensing, permitting, and other approval requirements (including, but not limited to building codes and permits) that must be adhered to by the Authority under tribal law in order for the Authority to utilize the Premises for the purposes set forth in this Lease are identified in Exhibit C hereto. The Tribe shall not impose any additional requirements that would materially and adversely affect the Authority’s use of the Premises for the purposes set forth in this Lease.

12. Hazardous Substances. The Authority covenants and hereby agrees that the Authority shall not, during the term of this Lease, permit toxic or hazardous substances or wastes, pollutants or contaminants, including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et. seq., and any other substance similarly defined or identified in any other federal, state or tribal laws, rules or regulations relating to the protection of the environment (collectively, “Hazardous Substances”), to be generated, treated, stored, transferred from, discharged, released or disposed of, or otherwise placed, deposited in or located on, used, transported over, or otherwise entered on or into the Premises, except in accordance with all applicable state, federal, and tribal laws, regulations, rules, codes and ordinances relating to the protection of the environment (“Environmental Laws”); nor shall the Authority undertake any activity on the Premises that would cause or contribute to the Premises becoming a treatment, storage or disposal facility for Hazardous Substances within the meaning of any applicable Environmental Laws. The foregoing provision shall not be deemed to prohibit the incidental storage or use of Hazardous Substances in the ordinary course of the Authority’s business, provided such storage or use is in compliance with all applicable Environmental Laws.

13. Exculpation. Neither the Tribe nor the United States, nor their officers, agents or employees shall be liable to the Authority or its successors, assignees or subtenants, including any Permitted Mortgagee, for any loss, damage, or injury of any kind whatsoever to the person or property of the Authority or any sublessee, or any other person, caused by any use or condition of the Premises or by any defect in any structure erected thereon, or arising from any accident, fire or other casualty on the Premises.

14. Indemnification of Tribe. The Tribe shall not be liable, and the Authority shall defend, indemnify and hold the Tribe, its members, officers, agents and employees, harmless against all liability, claims of liability, obligations, suits, damages, penalties, claims, costs, charges, and expenses, including attorney’s fees, that may be imposed upon the Tribe by reason of:

(a)	Any work or things done in, on or about the Premises and/or the Improvements, as hereinafter defined, or any part thereof;

(b)	Any use, nonuse, possession, occupation, condition, operation, or maintenance of the Premises and/or the Improvements;

(c)	Any negligence on the part of the Authority or any of the Authority’s agents, contractors, servants, employees, subtenants, licensees, or invitees;

(d)	Any accident, injury, or damage to any person or property occurring in, on, or about the Premises and/or the Improvements or any part thereof;

(e)	Any failure by the Authority to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease on its part to be performed or complied with; and

(f)	Any tax attributable to the execution, delivery, or recording of this Lease or any modification thereof.

The Authority’s obligation to defend the Tribe hereunder shall be by counsel reasonably acceptable to the Tribe, and “attorney’s fees” shall include both reasonable attorneys’ fees and paralegals’ fees and expenses. In the event that any action or proceeding is brought against the Tribe, its members, officers, agents or employees by reason of any of the matters set forth in parts (a) through (f) above, then the Authority upon notice from the Tribe, shall protect and defend at the Authority’s sole expense such action or proceeding by counsel reasonably satisfactory to the Tribe, and in the event the Authority shall fail to protect and defend the Tribe, its members, officers, agents or employees, then the Tribe may undertake to protect and defend itself, its members, officers, agents or employees and the Authority shall pay to the Tribe, upon demand, all costs and expenses incurred by the Tribe in connection therewith, including, without limitation, all attorneys’ fees and expenses. The provisions of this Section 14 are for the sole benefit of the Tribe, and may not be relied on or enforced by any other party. The obligations of the Authority under this Section 14(i) shall be personal to the Mohegan Tribal Gaming Authority and independent of the demise of the Premises, (ii) shall not run with the land or the leasehold estate hereunder, (iii) need not be assumed by any person or entity who succeeds to the tenant’s interest hereunder (including without limitation any Permitted Mortgagee or any purchaser upon foreclosure of any Permitted Mortgage), (iv) shall not, if unpaid, be collectible from any property subject to a Permitted Mortgage, or any proceeds thereof, or from any Permitted Mortgagee or its successors or assigns, and (v) shall not, if unpaid, constitute a default under this Lease or grounds for termination of this Lease.

15. Payment of Taxes and Other Expenses. The rent provided for in Section 4 of this Lease shall be fully “net” to the Tribe. Accordingly, the Authority shall pay, in addition to the payments of Annual Rent, all costs of owning, operating, constructing, maintaining, repairing, replacing and insuring the Premises and any improvements located thereon, all charges for water, sewer and other utilities, services furnished to the Premises, and all fees, taxes, assessments and other charges which may be levied against the Premises or the Authority’s interest in the Premises by the Tribe or any other governmental authority having the power to levy such fees, taxes, assessments or other charges, and which are payable for and with respect to the term of the Lease.

All applicable Tribal taxes, fees, assessments and other charges payable by the Authority to the Tribe or levied against the Premises that are required for the Authority, to use the Premises for the purposes set forth in this Lease are listed in Exhibit D hereto. The Tribe shall not impose any new or additional taxes, fees, assessments or other charges on the Premises or the Authority, except for reasonable, nondiscriminatory charges for utilities or other governmental services supplied by the Tribe and used by the Authority or the Premises.

Nothing contained in this Lease is intended or shall be construed to constitute a waiver by the Tribe or the Authority of any applicable laws that provide tax immunity to trust or restricted Tribal property or to any interest therein or income derived therefrom.

16. Authority’s Repair Obligations: Insurance. The Authority will, at its expense, maintain, repair and replace, whether as a result of casualty, or otherwise, the Premises and all Improvements now located or hereafter constructed thereon pursuant to the terms of this Lease in order that the same is in good, safe and habitable condition throughout the term of this Lease, ordinary wear and tear excepted and in any event in a condition satisfactory to the Tribe in its reasonable discretion.

The Authority shall maintain or cause the manager of the operations at the Premises to maintain adequate “all-risk” property insurance in an amount equal to the full replacement value of all buildings and other improvements and fixtures located on the Premises against loss throughout the term of this Lease. In addition, the Authority shall maintain or cause the manager of the operations at the Premises to maintain comprehensive general liability insurance against claims for bodily injury, death or property damage occurring in, on or about the Premises with a combined single limit of at least $2,000,000 per occurrence, together with an umbrella policy of liability insurance providing additional coverage of at least $5,000,000 per occurrence. All such policies of insurance shall name the Tribe and any Permitted Mortgagee as additional insureds and loss payees, as appropriate, shall provide for 30 days’ advance written notice to the Tribe and any such Permitted Mortgagee prior to any modification or cancellation thereof, and shall be in form and substance, and issued by insurance companies, reasonably satisfactory to the Tribe and such Permitted Mortgagee. Subject to the terms of any Permitted Mortgage, which terms shall be approved in writing by the Tribe, any insurance proceeds received as a result of damage or destruction shall be applied first to the cost of restoration of any Improvements located on the Premises, subject to such reasonable controls as may be required by the Tribe, and the remainder, if any, shall be paid to the Authority or to any Permitted Mortgagee, to the extent required by such Permitted Mortgage. The Authority shall provide the Tribe with a duplicate original of each of the Authority’s insurance policies and renewals thereof prior to commencement of the Lease term and prior to expiration of any existing policy. The Tribe acknowledges and agrees that such insurance satisfies the requirements of Section 7-252(i)(1) of the Tribal Ordinance and, as permitted by the Tribal Ordinance, waives any other insurance requirements as set forth in Section 7-252(i) of the Tribal Ordinance.

17. Alterations. No building or other improvement shall be constructed or materially altered by the Authority, and no grading, excavating or other construction activity shall be commenced, on the Premises unless complete and final plans and specifications for such construction or alteration have been submitted to and approved by the Tribe. Any such approval of the Tribe shall not be unreasonably withheld or delayed. Any such construction or alteration shall be commenced and completed promptly and in a good and workmanlike manner using new, top quality materials and in compliance with all applicable permits, authorizations and building, zoning and other laws and ordinances and the requirements of all Permitted Mortgagees.

18. Surrender of Possession; Ownership of Improvements. The Authority agrees peaceably to surrender possession and occupancy of the Premises to the Tribe at the termination or expiration of this Lease. Any and all buildings, improvements, and related facilities now existing or hereafter constructed on the Premises, including utilities constructed or installed in or on the Premises by or at the expense of the Authority, and all repairs, remodeling or additions thereof or thereto (collectively, the “Improvements”) shall, upon such construction and/or installation, become a part of the Premises leased to the Authority pursuant to the terms of this Lease, and all references in this Lease to “Premises” shall from and after such construction and/or installation include the Improvements. Any and all equipment, furniture, Trade Fixtures and other personal property of the Authority used in connection with the use and operation of the Premises and the Improvements (the “Equipment”), shall be and remain the separate, personal property of the Authority throughout the term of this Lease. The Authority may remove all or any part of the Equipment upon termination or expiration of this Lease, provided that the Authority shall repair and be responsible for any damage done to the Premises by such removal. If any Equipment which the Authority has the right to remove is not removed within 90 calendar days after the date of expiration or termination of this Lease, and provided that the Tribe does not interfere with such timely removal, such property shall automatically become the property of the Tribe and may be used, sold, transferred or otherwise disposed of by the Tribe in any manner, in the Tribe’s sole discretion, and at the expense of the Authority.

19. Default. The occurrence of any of the following events shall constitute an Event of Default by the Authority under this Lease:

(a)	the Authority fails to pay when due any amount required to be paid by the Authority under this Lease (except Section 14 hereof) and such failure continues for 30 days after written notice thereof from the Tribe to the Authority and any Permitted Mortgagee; or

(b)	the Authority fails to observe or perform any other covenant or obligation of the Authority under this Lease (except Section 14 hereof) and such failure continues for 60 days (or, if such default cannot reasonably be cured within 60 days, for such longer period reasonably required to cure such default provided that the Authority has within such 60 days promptly commenced curing such default and diligently pursues such cure to completion) after written notice from the Tribe to the Authority and any Permitted Mortgagee; or

(c)	the Authority pledges, encumbers, hypothecates or conveys its interest in this Lease or any part thereof, to anyone in violation of the terms of this Lease.

Notwithstanding the foregoing, if the Authority, in connection with a good faith dispute, deposits funds in escrow or obtains a bond that prevents any foreclosure of the leasehold estate, then the Authority shall not be in default hereunder.

20. Dispute Resolution and Consent to Suit. Each of the Tribe and Authority hereby expressly and irrevocably waives its sovereign immunity from unconsented suit, whether such suit be brought in law or in equity, in the Applicable Courts (defined below) or any court of otherwise competent jurisdiction, or in administrative proceedings or proceedings in arbitration, to permit the commencement, maintenance, and enforcement of any action, by any person with standing to maintain an action as hereafter provided, to interpret or enforce the terms of this Lease, and to enforce and execute any judgment resulting therefrom against the other. Notwithstanding any other provision of law or canon of construction, each of the Tribe and Authority intends this waiver to be interpreted liberally to permit the full litigation of disputes arising under or out of this Lease. Without limiting the generality of the foregoing, each of the Tribe and Authority waives its immunity from unconsented suit to permit the maintenance of the following actions:

(a) Courts. The Tribe and Authority each waive their immunity from unconsented suit to permit any legal suit, action or proceeding by the other party hereto (or any successor or assign of a party, including a Permitted Mortgagee) to be instituted in the (a) federal courts of the United States of America located in the State of Connecticut and all courts to which any appeal therefrom may be available; and (b) any court of the State of Connecticut and all courts to which any appeal therefrom may be available (“Applicable Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for arbitration proceedings as provided for in Section 20(b) or proceedings instituted in regard to the enforcement of a judgment of any such court (including, without limitation, in the Gaming Disputes Court of the Tribe) or, to the extent provided in Section 20(b), any arbitrator, as to which such jurisdiction is non-exclusive) of such Applicable Courts in any such suit, action or proceeding (each a “Permitted Claim”) which seeks to (i) enforce and interpret the terms of this Lease, and award and enforce against the Tribe or Authority, as applicable, the award of damages owing as a consequence of a breach thereof, whether such award is the product of litigation, administrative proceedings, or arbitration, (ii) determine whether any consent or approval of the Tribe or Authority has been improperly granted or unreasonably withheld, (iii) enforce any judgment prohibiting the Tribe or Authority from taking any action, or mandating or obligating the Tribe or Authority to take any action, including a judgment compelling the Tribe or Authority to submit to binding arbitration, and (iv) adjudicate any claim under the Indian Civil Rights Act of 1968, 25 U.S.C. § 1302 (or any successor statute). Service of any process, summons, notice or document by mail to such party’s address set forth below shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Applicable Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court or arbitration proceeding that such suit, action or other proceeding has been brought in an inconvenient forum.

(b) Arbitration. The Tribe and Authority agree that if the Applicable Courts lack or are unwilling to hear a dispute for which a waiver of sovereign immunity has been given pursuant to this Section 20, then any proper party to such dispute may request binding arbitration of such dispute. The dispute shall be settled in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

Notwithstanding anything contained in this Section 20 to the contrary, (1) the waiver contained in this Section 20 is expressly limited to actions for Permitted Claims against either the Tribe or Authority, as the case may be, (2) any monetary recovery upon any judgment resulting therefrom shall be limited to recovery against the Tribe’s or Authority’s interest in this Lease, and (3) in no event shall the Tribe or Authority be liable for indirect, consequential, special or punitive damages.

THE WAIVERS AND CONSENTS DESCRIBED IN THIS SECTION SHALL INURE TO THE BENEFIT OF THE TRIBE, AUTHORITY AND ANY PERMITTED MORTGAGEE. THE TRIBE, AUTHORITY AND ANY PERMITTED MORTGAGEE SHALL HAVE AND BE ENTITLED TO ALL AVAILABLE LEGAL AND EQUITABLE REMEDIES, INCLUDING THE RIGHT TO SPECIFIC PERFORMANCE, MONEY DAMAGES AND INJUNCTIVE OR DECLARATORY RELIEF. THE WAIVERS OF SOVEREIGN IMMUNITY AND CONSENTS TO JURISDICTION CONTAINED IN THIS SECTION ARE IRREVOCABLE.

Each of the Tribe and Authority unconditionally and irrevocably waives, to the fullest extent permitted by applicable law, the jurisdiction and right of any tribal court or forum, now or hereafter existing or created, to hear or resolve any Permitted Claim. Each of the Tribe and

Authority unconditionally and irrevocably waives the application of any rule or doctrine relating to the exhaustion of tribal remedies, abstention or comity that might otherwise require or permit a Permitted Claim to be heard or resolved (either initially or finally) in a tribal court or other tribal forum.

21. Performance During Disputes. It is mutually agreed that during any kind of controversy, claim, disagreement or dispute, including a dispute as to the validity of this Lease, the Authority shall remain in possession of the Premises as tenant; and the Tribe and the Authority shall continue their performance of the provisions of this Lease. The Authority shall be entitled to injunctive relief from any of the Applicable Courts or other competent authority to maintain possession in the event of a threatened eviction during any dispute, controversy, claim or disagreement arising out of this Lease.

22. Termination. Upon the occurrence of an Event of Default by the Authority as provided in Section 19, the Tribe shall have the right to terminate this Lease, subject to the terms of this Lease and Sections 7-254 and 7-255 of the Tribal Ordinance, and subject to the rights of any transferee permitted hereunder or any Permitted Mortgagee, as provided in this Lease. The rights and remedies available to the Tribe upon the occurrence of a default hereunder shall control over the provisions of Section 7-254(c) of the Tribal Ordinance.

23. Performance Bond. The Tribe has determined that no performance bond is required pursuant to Section 7-252(j) of the Tribal Ordinance.

24. Federal Trust. The Authority acknowledges and understands that title to the Premises is held by the United States of America in trust for the Tribe. Nothing contained in this Lease shall operate to delay or prevent a termination of Federal trust responsibilities with respect to the land by the issuance of a fee patent or otherwise during the term of this Lease; however, such termination shall not serve to abrogate this Lease. No member of, or delegate to, Congress or Resident Commissioner shall be admitted to any share or part of this Lease or to any benefit that may arise hereunder, but this provision shall not be construed to extend to this contract if made with a corporation or company for its general benefit. During any period when the Premises are in trust or restricted status, all of the Authority’s obligations under this Lease, and the obligations of its sureties, are to the United States as well as to the Tribe.

25. Successors Bound. The terms of this Lease shall benefit and be binding upon the successors and assigns of the Tribe and the successors and permitted assigns of the Authority in like manner as upon the original parties, except as otherwise provided in this Lease. The term “Authority”, as used in this Lease, means the Mohegan Tribal Gaming Authority and any person or entity succeeding to the interest of the Mohegan Tribal Gaming Authority as tenant under this Lease, in accordance with the provisions of this Lease and applicable law.

26. Quiet Enjoyment. The Tribe covenants that at all times during the term of this Lease, so long as no Event of Default has occurred and is continuing hereunder, that the Authority’s quiet enjoyment of the Premises or any part thereof shall not be disturbed by any act of the Tribe or anyone acting by, through or under the Tribe.

27. Notices. Any notice required by or sent pursuant to any provision of this Lease shall be in writing and shall be deemed given if and when it is personally delivered or sent by certified mail addressed, until some other address is designated in a notice so given, as follows:

If to Tribe:	Mohegan Tribe of Indians of Connecticut
13 Crow Hill Road
Uncasville, CT 06382
Attention: Tribal Chair

With a copy to:	Mohegan Tribe of Indians of Connecticut
13 Crow Hill Road
Uncasville, CT 06382
Attention: Attorney General

If to Authority:	Mohegan Tribal Gaming Authority
One Mohegan Sun Boulevard
Uncasville, CT 06382
Attention: President/Chief Executive Officer

With a copy to:	Mohegan Tribal Gaming Authority
One Mohegan Sun Boulevard
Uncasville, CT 06382
Attention: Vice President/General Counsel

28. Governing Law. This Lease, the parties’ obligations hereunder, and any disputes hereunder shall be governed by and interpreted and construed in accordance with federal law (to the extent applicable) and the laws of the Tribe, provided that nothing herein shall be deemed to modify the provisions of sections 11 and 15 of this Lease, and, to the extent required to supplement applicable federal law and tribal law, the substantive laws of the State of Connecticut (excepting its choice of law rules).

29. Recording. This Lease or a memorandum of this Lease in the form prescribed by Connecticut law shall be recorded in the appropriate Land Titles and Records Office of the Bureau of Indian Affairs, in the land records of the Town of Montville, Connecticut, and any land records of the Tribe.

30. Invalid Provisions. If any clause, section, article, paragraph, or subparagraph of this Lease shall be unenforceable or invalid, such material shall be read out of this Lease and shall not affect the validity of any other clause, section, article, paragraph, or subparagraph, or give rise to any cause of action of either party to this Lease against the other, and the remainder of this Lease shall be valid and enforceable to the fullest extent permitted by law.

31. Waiver. The waiver by the Tribe of, or the failure of the Tribe to take action with respect to, any breach of any term, covenant, condition, provision, restriction, or reservation herein contained shall not be deemed to be a waiver of such term, covenant, condition, provision, restriction, or reservation or subsequent breach of same, or of any other term, covenant, condition, provision, restriction, or reservation herein contained. The Tribe may grant a waiver of any term of this Lease, but such must be in writing and signed by the Tribe before being effective.

The subsequent acceptance of Annual Rent or any other amount hereunder by the Tribe shall not be deemed to be a waiver of any preceding breach by the Authority of any term, covenant, condition, provision, restriction, or reservation of this Lease, other than the failure of the Authority to pay the particular rent so accepted, regardless of the Tribe’s knowledge of such preceding breach at the time of acceptance of such rent.

32. Saving Clause. If for any reason the term of this Lease, or any renewal thereof, or any substantive provision thereof, shall be found by an Applicable Court or other forum provided in Section 20 hereof to be unenforceable, illegal or violative of public policy, this Lease shall automatically be amended to conform to the applicable decision, and each party hereto expressly agrees to execute any amendment necessary to effectuate the goals and purposes of this Lease.

33. Force Majeure. If any dispute shall arise under any provision of this Lease as to whether the Authority shall have commenced promptly or within any limit of time specified in this Lease or proceeded continuously and with all due diligence with any required construction, repair or replacement, there shall be a suspension of performance during the period of any acts of God or by strikes which affect both the building industry generally and the Premises specifically or by orders, directives or regulations of any governmental agency or board, making available the materials reasonably required for any such construction, repair or replacement and to any unavoidable delays in adjusting any fire insurance loss. The provisions of this Section 33 shall not, however, apply to a default by the Authority in the payment of any Annual Rent or other charges to be paid by the Authority under the provisions of this Lease.

34. Estoppel Certificate. The Tribe and the Authority, promptly upon any request therefor from the other, shall execute, cause such signature to be acknowledged by a notary public and deliver to the other or to a third person, if so directed by the other, a statement in writing identifying this Lease and the parties hereto and declaring, as of the date thereof, the following and such other matters as may be reasonably required by the party making such request:

(a)	whether or not this Lease is in default, and, to the extent that any default does then exist, the nature of any such default, including any event which may constitute an Event of Default upon the mere passage of time or notice or both;

(b)	whether or not this Lease is in full force and effect and that this Lease has not been modified except as provided in an amendment or amendments identified therein, stating further that this Lease as so amended is in full force and effect;

(c)	whether the date to which the rent and other charges required to be paid under this Lease have been paid by or on behalf of the Authority;

(d)	that the Tribe has not conveyed, assigned, transferred or delegated any right or duty of the Tribe hereunder, nor has the Tribe encumbered or otherwise hypothecated the Tribe’s reversionary interest in and to the Premises or any rights hereunder except as may be set forth in such statement; and

(e)	that any such statement may conclusively be relied upon by the Tribe, the Authority and any Permitted Mortgagee or any proposed Permitted Mortgagee in making a loan to the Authority or by any title insurance company which issues a title insurance policy or other guaranty or endorsement relating to the existence and status of this Lease.

35. No Merger. So long as any Permitted Mortgage is in existence, unless all Permitted Mortgagees shall otherwise expressly consent in writing, the fee title to the Premises and the leasehold estate created by this Lease shall not merge but shall remain separate and distinct, notwithstanding the acquisition of said fee title by the United States of America in trust for the Tribe and said leasehold estate by the Tribe.

36. Definitions. The following terms, for purposes of this Lease, shall have the meaning as set forth in this Section:

“Annual Rent” shall have the meaning as set forth in Section 4 of this Lease.

“Authority” shall have the meaning as set forth in the introductory paragraph and Section 25 of this Lease.

“Environmental Laws” shall have the meaning as set forth in Section 12 of this Lease.

“Equipment” shall mean all equipment, furniture and Trade Fixtures required or used in the operation of the Premises and the Improvements.

“Gaming” shall mean any and all activities defined as Class II or Class III Gaming under the Indian Gaming Regulatory Act, 25 U.S.C. §§ 2701 et seq. or authorized under the Compact.

“Gross Revenues” shall have the meaning as set forth in Section 4(b) of this Lease.

“Hazardous Substances” shall have the meaning as set forth in Section 12 of this Lease.

“Improvements” shall have the meaning as set forth in Section 18 of this Lease.

“Land Titles and Records Office” shall have the meaning as set forth in Section 29 of this Lease.

“Lease” or “Land Lease” shall mean this lease entered into as of the date set forth in the introductory paragraph hereof.

“Lease Term” or “term of this Lease” shall have the meaning as set forth in Section 3 of this Lease.

“Monetary Default” shall have the meaning as set forth in Section 9 of this Lease.

“Permitted Mortgage” shall have the meaning as set forth in Section 6 of this Lease.

“Permitted Mortgagee” shall have the meaning as set forth in Section 6 of this Lease.

“Premises” shall have the meaning as set forth in Section 1 of this Lease.

“Project” shall mean the Gaming facility, resort, hotel and other related developments on the Premises.

“Trade Fixtures” shall mean articles which are easily removable, and which are placed by and at the sole expense of the lessee in or attached to the Improvements to prosecute the trade or business of the lessee for which it occupies the Improvements or for use in connection with such business or to promote convenience and efficiency in conducting such business.

“Tribal Council” shall mean the Mohegan Tribal Council created pursuant to the Tribe’s Constitution or, a designee agency, committee, corporation or council created pursuant to any resolution or ordinance of the Mohegan Tribal Council.

“Tribe” shall mean The Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe, its successors and assigns.

The remainder of this page is intentionally blank.

Signatures appear on following pages.

IN WITNESS THEREOF, this Lease has been executed as of the date first above written.

WITNESSES:	THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT

/s/ Donna Griffin	By:	/s/ Kevin P. Brown
Kevin P. Brown
/s/ Debra Apicelli		Chairman, Tribal Council

WITNESSES:	MOHEGAN TRIBAL GAMING AUTHORITY

/s/ Donna Griffin	By:	/s/ Robert Soper
Robert Soper
/s/ Terry Morton		Chief Executive Officer/President

STATE OF CONNECTICUT)

COUNTY OF NEW LONDON)                                                 ss. Uncasville

On October 13, 2016 personally appeared before me, KEVIN P. BROWN, signer and sealer of the foregoing instrument, who acknowledged that he executed the instrument as the Chairman of the Tribal Council of The Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe, as his free act and deed and the free act and deed of the Tribe.

In Witness Whereof, I hereunto set my hand.

/s/ Donna Griffin
Notary Public
Date Commission Expires: 10/31/17

STATE OF CONNECTICUT)

COUNTY OF NEW LONDON)                                                 ss. Uncasville

On October 13, 2016 personally appeared before me, ROBERT SOPER, signer and sealer of the foregoing instrument, who acknowledged that he executed the instrument as the Chief Executive Officer/President of the Mohegan Tribal Gaming Authority, an instrumentality of The Mohegan Tribe of Indians of Connecticut, as his free act and deed and the free act and deed of the Authority.

In Witness Whereof, I hereunto set my hand.

/s/ Donna Griffin
Notary Public
Date Commission Expires: 10/31/17

Exhibit A

Legal Description of Premises

A certain tract or parcel of land, together with the buildings and all other improvements thereon, situated on the southeasterly side of Sandy Desert Road, easterly of Connecticut Route No. 32, northeasterly of Crow Hill Road, westerly of Thames River and southerly of Trading Cove in the Town of Montville, County of New London and State of Connecticut and being more particularly shown and delineated on a certain map or plan entitled “SURVEY PLAN LAND OF UNITED STATES OF AMERICA IN TRUST FOR THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT LEASED TO MOHEGAN TRIBAL GAMING AUTHORITY PREPARED FOR THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT Located At Sandy Desert Road, Crow Hill Road and Mohegan Sun Boulevard Montville (Uncasville), Connecticut Date: September 24, 2013 Scale: 1” = 200’ Project No: 200614 Sheet 1 of 1” Revised to 10/05/16 Prepared By The Mohegan Tribe CAD Document Control Department, which premises are more particularly bounded and described as follows:

Beginning at a point in the southeasterly line of land now or formerly of The Mohegan Tribe Of Indians Of Connecticut (southeasterly street line of Sandy Desert Road) at a northwesterly corner of the herein-described tract and on the dividing line between the herein-described tract and other land of The United States Of America In Trust For The Mohegan Tribe Of Indians Of Connecticut;

Thence running South 02° 41’ 50” East for a distance of 322.32 feet to a point;

Thence running North 85° 24’ 27” East for a distance of 304.00 feet to a point;

Thence running South 04° 35’ 33” East for a distance of 254.69 feet to a point;

Thence running North 85° 28’ 43” West for a distance of 52.08 feet to a point;

Thence running South 06° 35’ 16” East for a distance of 190.41 feet to a point;

Thence running South 52° 42’ 03” East for a distance of 63.49 feet to a point;

Thence running in a general southeasterly direction along the arc of a curve to the left with a radius of 400.00 feet, a central angle of 17° 33’ 57” for a distance of 122.63 feet to a point;

Thence running South 70° 16’ 00” East for a distance of 141.88 feet to a point;

Thence running in a general southeasterly direction along the arc of a curve to the right with a radius of 1240.00 feet, a central angle of 17° 06’ 42” for a distance of 370.34 feet to a point;

Thence running South 53° 09’ 17” East for a distance of 184.55 feet to a point;

Thence running in a general southeasterly direction along the arc of a curve to the left with a radius of 1150.00 feet, a central angle of 23° 37’ 52” for a distance of 474.31 feet to a point;

Thence running South 76° 47’ 09” East for a distance of 402.28 feet to a point;

Thence running in a general southeasterly direction along the arc of a curve to the right with a radius of 649.90 feet, a central angle of 30° 29’ 57” for a distance of 345.95 feet to a point;

Thence running South 46° 17’ 12” East for a distance of 137.84 feet to a point;

Thence running in a general southeasterly direction along the arc of a curve to the left with a radius of 350.09 feet, a central angle of 20° 44’ 48” for a distance of 126.77 feet to a point;

Thence running South 67° 02’ 00” East for a distance of 358.04 feet to a point;

Thence running in a general southeasterly direction along the arc of a curve to the left with a radius of 850.00 feet, a central angle of 11° 27’ 44” for a distance of 170.05 feet to a point;

Thence running South 78° 29’ 44” East for a distance of 290.02 feet to a point;

Thence running in a general southeasterly direction along the arc of a curve to the right with a radius of 649.90 feet, a central angle of 45° 11’ 01” for a distance of 512.51 feet to a point;

Thence running South 33° 18’ 27” East for a distance of 546.87 feet to a point;

Thence running in a general southeasterly direction along the arc of a curve to the left with a radius of 624.21 feet, a central angle of 07° 41’ 21” for a distance of 83.77 feet to the southerly corner of the herein described tract;

Thence running North 17° 46’ 50” West for a distance of 86.72 feet to a point;

Thence running North 15° 59’ 54” West for a distance of 69.57 feet to a point;

Thence running North 13° 09’ 20” West for a distance of 241.49 feet to a point;

Thence running North 08° 51’ 10” West for a distance of 99.13 feet to a point;

Thence running North 13° 11’ 22” West for a distance of 44.72 feet to a point;

Thence running North 06° 55’ 31” West for a distance of 44.45 feet to a point;

Thence running North 73° 35’ 41” East for a distance of 71.66 feet to a point;

Thence running North 73° 57’ 46” East for a distance of 48.45 feet to a concrete monument recovered, the last twenty-nine courses being bounded by other land of The United States Of America In Trust For The Mohegan Tribe Of Indians Of Connecticut;

Thence running North 75° 05’ 39’ East for a distance of 190.94 feet, bounded southeasterly in part by land now or formerly of The United States Of America In Trust For The Mohegan Tribe Of Indians Of Connecticut and in part by land now or formerly of Southeastern Connecticut Regional Resource Recovery Authority to a concrete monument recovered;

Thence running North 73° 18’ 39” East for a distance of 166.10 feet to an angle point;

Thence running North 75° 48’ 39” East for a distance of 241.15 feet to a point at Connecticut Grid Coordinates North 738813.29, East 1183036.66;

Thence continuing North 75° 48’ 39” East for a distance of 242.59 feet to the southeasterly corner of the herein described tract, said point lying in the southwesterly line of land now or formerly of Central Vermont Railway, Inc., the last three courses being bounded southeasterly by land now or formerly of Southeastern Connecticut Regional Resource Recovery Authority;

Thence running North 44° 36’ 07” West for a distance of 550.97 feet to a point;

Thence running in a general northwesterly direction along the arc of a curve to the left with a radius of 3100.09 feet, a central angle of 02° 45’ 25” for a distance of 149.17 feet to a point;

Thence running in a general northwesterly direction along the arc of a curve to the left with a radius of 3100.00 feet, a central angel of 04° 34’ 39” for a distance of 247.66 feet to a point;

Thence running North 51° 56’ 11” West for a distance of 150.00 feet to a point;

Thence running in a general northwesterly direction along the arc of a curve to the right with a radius of 1132.75 feet, a central angle of 37° 19’ 02” for a distance of 737.77 feet to a point;

Thence running in a general northerly direction along the arc of a curve to the right with a radius of 883.00 feet, a central angle of 38° 49’ 37” for a distance of 598.37 feet to a concrete monument recovered, the last six courses being bounded northeasterly and easterly by land now or formerly of Central Vermont Railway, Inc.;

Thence running North 45° 14’ 00” West for a distance of 35 feet, more or less, bounded northeasterly by land now or formerly of Central Vermont Railway, Inc. to a monument set in the tidal high water mark of Trading Cove;

Thence running in a general westerly direction along the high water line of Trading Cove for a distance of 3743 feet, more or less, to a point which is located North 06° 33’ 05” East 46.19 feet, more or less, from a rebar recovered at Connecticut Grid Coordinates North 741768.53, East 1179180.50;

Thence running South 73° 11’ 16” West for a distance of 47.19 feet to a point;

Thence running North 67° 36’ 12” West for a distance of 85.68 feet to a point;

Thence running South 85° 23’ 15” West for a distance of 65.63 feet to a point;

Thence running North 53° 15’ 03” West for a distance of 31.70 feet to a point;

Thence running South 80° 46’ 00” West for a distance of 129.04 feet to a point;

Thence running South 66° 40’ 04” West for a distance of 119.30 feet to a point;

Thence running South 30° 51’ 05” West for a distance of 79.03 feet to a point;

Thence running South 21° 12’ 37” West for a distance of 54.48 feet to a point;

Thence running South 30° 38’ 48” West for a distance of 71.70 feet to a point;

Thence running South 54° 21’ 53” West for a distance of 64.18 feet to a point;

Thence running South 84° 29’ 14” West for a distance of 37.74 feet to a point;

Thence running South 70° 45’ 03” West for a distance of 33.40 feet to a point;

Thence running South 85° 08’ 37” West for a distance of 30.59 feet to other land of The United States Of America In Trust For The Mohegan Tribe Of Indians Of Connecticut, the last thirteen courses running by and along the high water line of Trading Cove and Trading Cove Brook;

Thence running South 19° 50’ 46” East for a distance of 166.88 feet, more or less, to a magnetic nail set at Connecticut Grid Coordinates North 741387.23, East 1178541.75;

Thence running South 25° 52’ 30” West for a distance of 93.15 feet to a point;

Thence running South 19° 16’ 42” West for a distance of 88.89 feet to a point;

Thence running South 23° 30’ 04” West for a distance of 25.54 feet to a point;

Thence running South 22° 56’ 36” West for a distance of 86.75 feet to a point;

Thence running South 17° 49’ 59” West for a distance of 17.42 feet to a point;

Thence running South 26° 13’ 48” West for a distance of 10.39 feet to a point;

Thence running South 11° 12’ 53” West for a distance of 175.67 feet to a point, said point lying in the northerly line of a traveled way known as “Sandy Desert Road”, as shown on the hereinafter referenced plan, the last eight courses being bounded by other land of The United States Of America In Trust For The Mohegan Tribe Of Indians Of Connecticut;

Thence running North 87° 55’ 48” East for a distance of 27.68 feet to a point;

Thence running North 02° 35’ 12” West for a distance of 17.00 feet to a point;

Thence running North 87° 45’ 34” East for a distance of 132.67 feet to a point;

Thence running North 89° 48’ 34” East for a distance of 289.76 feet to a point;

Thence running North 88° 01 ’ 34” East for a distance of 253.74 feet to a concrete monument with brass disk recovered;

Thence running South 07° 16’ 42” West for a distance of 52.35 feet to a point;

Thence running South 88° 08’ 28” West for a distance of 246.94 feet to a point;

Thence running South 89° 56’ 24” West for a distance of 294.38 feet to the point and place of beginning, the last eight courses being bounded by other land of The United States Of America In Trust For The Mohegan Tribe Of Indians Of Connecticut and said Sandy Desert Road.

Said Lease Area Containing 196 acres, more or less.

Together with the non-exclusive right to pass and repass over that certain roadway known as Sandy Desert Road (which roadway leads from the westerly portion of the herein described property to Conn. Route #32 as shown on said map), as the same now exists or may hereafter be relocated, expanded or extended, including any extension thereof from the northwesterly portion of the herein described property to Conn. Route #32; and

Together with the non-exclusive right to pass and repass over that certain roadway known as Trading Cove Road (which roadway leads from the northwesterly portion of the herein described property to Conn. Route #32 as shown on said map), as the same now exists or may hereafter be relocated, expanded or extended; and

Together with the non-exclusive right to pass and repass over that certain roadway known as Mohegan Sun Boulevard, as the same now exists or may hereafter be relocated, expanded or extended, which roadway leads from the southeasterly portion of the herein described property to Conn. Route #2A as shown on said map; and

Together with all rights, easements, hereditaments and appurtenances thereto appertaining and all right, title and interest, if any, in and to strips and gores adjoining said premises and in and to the land lying in the bed of any street or streets adjoining said premises.

EXCEPTING THEREFROM that certain piece or parcel of land together with the improvements thereon located, shown as:

Beginning at the northwesterly corner of the herein described Hotel Lease Area, said point having coordinates of North 741,349.56 feet, East 1,180,631.40 feet, as more particularly shown on the herein referenced survey plan;

Thence running S63° 51’ 11”E by and along the edge of said Hotel Lease Area, for a distance of 46.84 feet to a point;

Thence running N06° 10’ 48”E by and along the edge of said Hotel Lease Area, for a distance of 12.54 feet to a point;

Thence running S63° 42’ 51”E by and along the edge of said Hotel Lease Area, for a distance of 20.58 feet to a point;

Thence running S66° 26’ 35”E by and along the edge of said Hotel Lease Area, for a distance of 62.37 feet to a point;

Thence running S36° 06’ 28”E by and along the edge of said Hotel Lease Area, for a distance of 40.95 feet to a point;

Thence running in a general southeasterly direction along the arc of a curve to the right having a central angle of 09º54’45”, a radius of 95.74’, a chord bearing of S66° 55’ 39”E and a chord length of 16.54 feet, by and along the edge of said Hotel Lease Area, for a distance of 16.56 feet to a point;

Thence running S64° 30’ 28”E by and along the edge of said Hotel Lease Area, for a distance of 33.30 feet to a point;

Thence running in a general southeasterly direction along the arc of a curve to the left having a central angle of 18º01’22” and a radius of 95.00’, a chord bearing of S76° 02’ 54”E and a chord length of 29.76 feet, by and along the edge of said Hotel Lease Area, for a distance of 29.88 feet to a point;

Thence running S85° 03’ 35”E by and along the edge of said Hotel Lease Area, for a distance of 11.66 feet to a point;

Thence running in a general southeasterly direction along the arc of a curve to the right having a central angle of 52º22’26” and a radius of 45.00’, a chord bearing of S58° 52’ 23”E and a chord length of 39.72 feet, by and along the edge of said Hotel Lease Area, for a distance of 41.13 feet to a point;

Thence running in a general southeasterly direction along the arc of a curve to the right having a central angle of 39º05’07” and a radius of 68.00’, a chord bearing of S13° 08’ 36”E and a chord length of 45.49 feet, by and along the edge of said Hotel Lease Area, for a distance of 46.39 feet to a point;

Thence running in a general southerly direction along the arc of a curve to the left having a central angle of 18º17’17” and a radius of 95.00’, a chord bearing of S02° 44’ 41”E and a chord length of 30.19 feet, by and along the edge of said Hotel Lease Area, for a distance of 30.32 feet to a point;

Thence running S24° 22’ 59”E by and along the edge of said Hotel Lease Area, for a distance of 26.59 feet to the southeasterly corner of the herein described lease area;

Thence running in a general northwesterly direction along the arc of a curve to the left having a central angle of 105º50’47” and a radius of 10.00’, a chord bearing of N83° 51’ 50”W and a chord length of 15.96 feet, by and along the edge of said Hotel Lease Area, for a distance of 18.47 feet to a point;

Thence running in a general westerly direction along the arc of a curve to the right having a central angle of 81º53’24” and a radius of 88.00’, a chord bearing of S84° 09’ 28”W and a chord length of 115.34 feet, by and along the edge of said Hotel Lease Area, for a distance of 125.77 feet to a point;

Thence running S56° 38’ 55”W by and along the edge of said Hotel Lease Area, for a distance of 80.16 feet to a point having coordinates of North 741,071.96 feet, East 1,180,719.52 feet;

Thence running N53° 49’ 12”W by and along the edge of said Hotel Lease Area, for a distance of 135.67 feet to a point having coordinates of North 741,152.05 feet, East 1,180,610.01 feet;

Thence running N06° 10’ 48”E by and along the edge of said Hotel Lease Area, for a distance of 198.67 feet to the point and place of beginning;

Said Hotel Lease Area being bounded on all sides by other land of the United States of America In Trust For The Mohegan Tribe of Indians of Connecticut (Leased to The Mohegan Tribal Gaming Authority) (“Tribe’s Other Land”);

Said Hotel Lease Area contains 1.21 acres, more or less (52,764 square feet, more or less), and is more particularly shown as “HOTEL LEASE AREA” on a survey plan entitled: “Mohegan Hotel Lease Area Mohegan Tribe of Indians of Connecticut Mohegan Sun Resort Casino” 1 Mohegan Sun Boulevard Uncasville (Montville), Connecticut” Date: 01/28/2015 Scale: 1’=20’, Project # 2014-051. Prepared By The Mohegan Tribe, CAD/GIS Document Control Department.

Together with the non-exclusive right to use on, over and across the Tribe’s Other Land the public access roads (including Mohegan Sun Boulevard and Cove Road) and public parking areas in common with others (and subject to the rules and regulatory requirements of the Tribe or its designee) on the Tribe’s Other Land to serve the HOTEL LEASE AREA, together with the right to construct, install, maintain, repair, replace, use and operate the “PROPOSED VALET DRIVEWAY”, the “PROPOSED HOTEL LOADING DOCK”, and the “PROPOSED HOTEL CONNECTOR TO WINTER ENTRANCE” all as shown on the aforesaid survey plan, provided, however, that such driveway, loading dock and connector shall be subject to relocation at any time and from time to time by the Tribe or its designee as the Tribe may require, so long as such relocation does not unreasonably interfere with the use of the HOTEL LEASE AREA for its intended purposes; and

Together with the non-exclusive right to use and operate in, on, over and across the Tribe’s Other Land the utilities lines serving the Tribe’s Other Land to serve the HOTEL LEASE AREA, together with the non-exclusive right to construct, install, maintain, repair, replace, use and operate, in, on , over and across the Tribe’s Other Land such electric power, water, sanitary and storm sewer, and other utilities serving the HOTEL LEASE AREA, all as shown on the plans and specifications for the construction of the Hotel delivered to and approved by the Tribe and subject to the regulatory requirements of the Tribe, provided, however, that such utilities shall be subject to relocation at any time and from time to time by the Tribe or its designee as the Tribe may require, so long as such relocation does not unreasonably interfere with the use of the HOTEL LEASE AREA for its intended purposes.

Exhibit B

Map Depicting Premises

Exhibit C

Tribal Licensing, Permitting and Approvals for Use

See the Mohegan Tribe Code of Laws as the same may be amended from time to time.

Exhibit D

Tribal Taxes, Fees, Assessments and Other Charges for Use

The Tribe imposes no taxes, fees, assessments or other charges on the Authority for use of the Premises.

However, the Tribe imposes meals tax, hotel occupancy tax, sales tax and admissions tax on the business activities of the Authority and its tenants in accordance with the Mohegan Tribal Tax Code, Chapter 7, Article V of the Mohegan Tribe Code, as the same may be amended from time to time. The Authority is also responsible for the regulatory charges for enforcement of Tribal laws as set forth in the Mohegan Tribe Code of Laws, as the same may be amended from time to time.